Exhibit 15.1

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardiome Pharma Corp.

We consent to the incorporation by reference in the registration statements (No. 333-199091 and No. 333-199092) on Form S-8 of Cardiome Pharma Corp. of our reports dated April 2, 2018, with respect to the consolidated balance sheets of Cardiome Pharma Corp. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 20-F of Cardiome Pharma Corp.

Our report on the consolidated financial statements dated April 2, 2018 contains an explanatory paragraph that states that the Company has a history of incurring operating losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report on the consolidated financial statements also refers to a change in the accounting for business combinations and deferred tax assets in 2017 due to adoption of Accounting Standards Update (“ASU”) 2017-1, “Business Combinations (Topic 805): Clarifying the Definition of a Business”; and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes”, respectively.

Chartered Professional Accountants

April 30, 2018
Vancouver, Canada

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